Exhibit 99.1

Company Contact:	Don Carroll
(972) 559-2300

Investor Relations:	Integrated Corporate Relations, Inc.
John Rouleau / Brendon Frey
(203) 682-8200

HEELYS, INC. ANNOUNCES RESIGNATION OF CHIEF FINANCIAL OFFICER

DALLAS (May 13, 2008) — Heelys, Inc. (NASDAQ: HLYS) announced today that Mike Hessong, Chief Financial Officer, has resigned from the Company in order to pursue other interests. The Company has commenced a search for Mr. Hessong’s successor.

Interim Chief Executive Officer, Ralph Parks commented “On behalf of this entire organization, I want to thank Mike for his many valuable contributions over the past several years. We will miss his dedication and tireless efforts and wish him all the success in his future endeavors.”

Mike Hessong commented, “I have enjoyed my time at Heelys and everything we have accomplished. I am confident that the strong financial team I leave in place will ensure a smooth transition.”

About Heelys, Inc.

Heelys, Inc. designs, markets and distributes innovative, action sports-inspired products under the HEELYS® brand targeted to the youth market.  The Company’s primary product, HEELYS-wheeled footwear, is patented dual purpose footwear that incorporates a stealth, removable wheel in the heel.  HEELYS-wheeled footwear allows the user to seamlessly transition from walking or running to skating by shifting weight to the heel.  Users can transform HEELYS-wheeled footwear into street footwear by removing the wheel.  HEELYS-wheeled footwear provides users with a unique combination of fun and style that differentiates it from other footwear and wheeled sports products.